Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in STEC, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Orange County, California

May 27, 2010